SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [   ]

Filed by a party other than the registrant [X]

Check the appropriate box:

[   ] Preliminary proxy statement.

[   ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

[  ] Definitive proxy statement.

[   ] Definitive additional materials.

[X] Soliciting material under Rule 14a-12.

COMMUNITY BANCSHARES, INC.

        (Name of Registrant as Specified in its Charter)

THE STILWELL GROUP

         (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X]     No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)        Amount Previously Paid:

    (2)        Form, Schedule or Registration Statement No.:

    (3)        Filing Party:

    (4)        Date Filed:

Filed by

STILWELL VALUE PARTNERS IV, L.P., STILWELL ASSOCIATES, L.P.
STILWELL VALUE LLC AND JOSEPH STILWELL
pursuant to Rule 14a-12 of the Securities Exchange Act of 1934
Subject Company: Community Bancshares, Inc.
Commission File No. 0-16461

EXPLANATORY NOTE

Stilwell Value Partners IV, L.P., a Delaware limited partnership (“Stilwell Value Partners IV”), Stilwell Associates, L.P., a Delaware limited partnership (“Stilwell Associates”), Stilwell Value LLC, a Delaware limited liability company (“Stilwell Value LLC”) and Joseph Stilwell (collectively, the “Stilwell Group”), are filing the materials contained in this Schedule 14A with the Securities and Exchange Commission in connection with a proposed solicitation of proxies (the “Solicitation”) in support of electing three nominees of the Stilwell Group, Spencer L. Schneider, Joseph D. Stilwell and Charles E. Ward, III, to the board of directors of Community Bancshares, Inc., at its 2006 annual meeting of shareholders.

LETTER TO ISSUER, DATED JANUARY 6, 2006

STILWELL VALUE PARTNERS IV, L.P.
26 Broadway, 23rd Floor
New York, New York 10004
(212) 269-5800

January 6, 2006

By Federal Express and Facsimile
Mr. Patrick M. Frawley
Chairman, President and Chief Executive Officer
Community Bancshares, Inc.
68149 Highway 231 South
Blountsville, Alabama 35031

Dear Pat:

        As you know, last month Bill Caughran confirmed to Spencer L. Schneider that (a) nothing in the Company’s Bylaws, charter or other Company documents precludes the Stilwell Group from nominating its own alternate slate of directors at the Company’s annual meeting or the Stilwell Group’s nominees from being elected as directors if they receive a plurality of the votes duly cast at the meeting; and (b) if a shareholder solicits and obtains valid proxies pursuant to its own duly filed proxy statement, the Company will permit that shareholder to nominate its alternate slate at the annual meeting and will recognize such nomination.

        I write to you as a courtesy to inform you that the Stilwell Group plans to solicit and obtain proxies pursuant to its own duly filed proxy statement and to nominate myself, Mr. Schneider, and Charles E. Ward, III, for election to the Board of Directors of the Company at the 2006 Annual Meeting. Such nominations will be made by a duly authorized agent and proxy of Stilwell Value

        Partners IV present in person at the Annual Meeting. Set forth below is certain biographical information of the Group’s nominees:

Spencer L. Schneider, J.D., age 45, is engaged in the private practice of law in New York, New York. Opened in 1989, Mr. Schneider’s law practice includes corporate law, securities law, litigation and real estate. Mr. Schneider is a member of the Bar of the State of New York. He has been a director of American Physicians Capital, Inc. since February 2002.

Joseph D. Stilwell, age 44, has acted as a private investment manager overseeing the Stilwell Group of funds since 1993. Mr. Stilwell received a Bachelor of Science in Economics from The Wharton School, University of Pennsylvania. He has been a director of American Physicians Capital, Inc. since November 2004.

Charles E. Ward, III, age 49, is the principal of CW3 Marketing, a business writing and marketing services firm specializing in project and program work for corporate clients with concentrations in the financial and professional services fields. Mr. Ward received a Bachelor of Arts and Masters of Science from Columbia University.

Sincerely,

/s/ Joseph Stilwell
Joseph Stilwell

IMPORTANT INFORMATION

Stilwell Value Partners IV, L.P., Stilwell Associates, L.P., Stilwell Value LLC, and Joseph Stilwell (the “Group”) are participants in a proposed solicitation of proxies from shareholders of Community Bancshares, Inc., for use at its annual meeting of shareholders to be held in 2006. Stilwell Value Partners IV and Stilwell Associates, of which Stilwell Value LLC is general partner, are private investment partnerships. Joseph Stilwell is engaged in investment management and is the sole and managing member of Stilwell Value LLC. Additional information concerning the participants and their direct or indirect interests, by security holdings or otherwise, in Community Bancshares, Inc., can be found in the Group’s Schedule 13D and related exhibits filed with the Securities and Exchange Commission on March 29, 2004, as amended by additional filings on November 21, 2005, December 5, 2005, December 16, 2005, and January 6, 2006.

Investors are advised to read the Group’s preliminary proxy statement and definitive proxy statement when they become available, because these documents will contain important information. Investors may obtain a free copy of the preliminary and definitive proxy statements (when they are available) and other documents filed by the Group with the SEC at the SEC’s internet website at www.sec.gov. The preliminary and definitive proxy statements (when they are available) and such other documents may also be obtained free of charge from the Group by writing to Mr. Joseph Stilwell at 26 Broadway, 23rd Floor, New York, New York 10004.